Exhibit 10.1

May 20, 2020

Dear Dan:

On behalf of the board of directors of Tactile Systems Technology, Inc., a Delaware corporation (the “Company”), I am very excited to offer you employment as the Company’s President & Chief Executive Officer. We believe that your rich history and expertise will enable you to provide our employees, patients and shareholders with the leadership necessary to continue our strong growth and take our Company surefootedly into the future. If you accept this employment offer, we anticipate your first day of employment will be June 8, 2020 (your “Start Date”).

The following is a summary of the key terms of your employment offer:

Position:	You will be employed by the Company as its President & Chief Executive Officer and will perform such duties and responsibilities as the Company’s Board of Directors will assign to you from time to time. Upon the Start Date, we will be appointing you to serve as a member of the Company’s Board of Directors.

Salary:	Your initial annualized base salary will be $550,000 per year, payable in accordance with the Company’s normal payroll practices and procedures. During each year after the first calendar year of your employment, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) may review and increase your base salary in its sole discretion.

Bonus:	If you remain employed by the Company through December 31, 2020, you will receive an annual cash bonus (paid at Target) in an amount of 85% of your base salary earned during this calendar year. Beginning 2021 and thereafter, you will be eligible for participation in the Company’s Management Incentive Plan with a target cash award of 85% of your base salary earned during each calendar year.

Daniel L. Reuvers Page 2

Equity:

You will receive the following equity awards under the Company’s 2016 Equity Incentive Plan (the “Plan”), granted on the second business day following the Company’s release of earnings for the second fiscal quarter of 2020:

•      An equity award of $1,320,000, multiplied by a fraction, the numerator of which is the number of days from the Start Date through December 31, 2020 and the denominator of which is 366, with 50% of such award issued in restricted stock units (“RSUs”) and 50% of such award issued in stock options. Your stock awards will be based on the fair market value of the Company’s common stock as of the grant date. Each RSU covered by such RSU award represents the right to acquire one share of the Company’s common stock when the award vests and both the RSU and stock option award will vest ratably in three equal amounts on each of the first three anniversaries of the date of grant.

•      In consideration for cash and equity compensation foregone with your current employer, a sign-on equity award of $675,000 with 50% of such award issued in restricted stock units and 50% of such award issued in stock options. Each restricted stock unit covered by such restricted stock unit award represents the right to acquire one share of the Company’s common stock when the award vests and will cliff vest on June 30, 2021. Each option covered by such stock option award will cliff vest on June 30, 2021 subject to the conditions in the paragraph below.

All options described in this letter will have an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Closing Price”). In addition to the time vesting set forth above, all options will require the Company’s stock price to exceed 110% of the Closing Price once the time vesting criterion is met in order to vest. Copies of the forms of restricted stock unit and stock option award agreements have been provided to you. Each award will be subject to such additional terms and conditions as are specified in the Plan and in the applicable form of award agreement under the Plan.

For calendar year 2021 and beyond, you will receive annual equity awards that the Company determines to grant you in such amount, form(s), and mix as the Compensation & Organization Committee shall determine in its sole discretion after giving consideration to annual equity awards granted to Chief Executive Officers in the Company’s peer group.

Benefits:

You will be entitled to participate in all employee benefit plans and programs of the Company to the extent that you meet the eligibility requirements for each individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and your participation in any such plan or program will be subject to the provisions, rules and regulations applicable thereto.

Vacation:

Given the Company’s high trust in the integrity of its executive officers, the Company utilizes a reasonable time off policy for its executive officers, with no specified maximum number of vacation days.

Expenses:	You will be reimbursed for all legitimate and necessary business expenses, including mileage, in accordance with the Company’s normal reimbursement policies and procedures. The Company also will reimburse you (or pay your selected legal counsel directly) for up to $10,000 in legal fees associated with your negotiation of the terms of your employment with the Company, including this letter. Further, you will be reimbursed any reasonable moving expenses under the Company’s relocation policy.

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Executive Severance Plan:	Subject to your execution of the Restrictive Covenants Agreement (defined below) and you otherwise satisfying the conditions to become a participant under the Company’s Executive Employee Severance Plan (the “Executive Severance Plan,” a copy of which is enclosed), you will be designated as a CEO-level participant under the Executive Severance Plan. The Company will not modify the Executive Severance Plan in a fashion adverse to you during the two-year period following the Start Date.

Restrictive Covenants Agreement:	As a condition of employment with the Company, and in order for you to become a participant under the Executive Severance Plan, you are required to sign the enclosed Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) on or before your Start Date.

This employment offer is contingent upon the following items:

➢	Your successful completion of the Company’s background check, and the Company‘s obtaining satisfactory results therefrom.

➢	Your signing and returning the Restrictive Covenants Agreement (defined below) on or before your Start Date.

➢	Your providing the Company with required valid documents for Employment Eligibility Verification (I-9 form) within three days after your Start Date as required by the Immigration Reform and Control Act of 1986.

To accept the Company’s employment offer, please counter-sign below and return this signed letter to me by mail or e-mail before 3:00 p.m. Central Time on May 21, 2020. Acceptance of this offer does not guarantee your employment with the Company as of the Start Date; rather, such employment remains contingent on your satisfaction of the conditions identified above including you signing the Restrictive Covenants Agreement before the Start Date. If you refuse to sign and return the Restrictive Covenants Agreement on or before your Start Date, or otherwise fail to satisfy any of the other conditions identified above, then the Company will not employ you.

By signing below, you confirm that you do not have any type of written or oral non-solicitation or non-competition agreement or any other agreement, which would prevent or restrict you from accepting employment with, or fully performing services for, the Company. You agree that you will not use or disclose confidential information obtained from previous employers during your employment with the Company, unless the information is publicly known or your previous employers have represented to you that you are entitled to use or disclose the information.

We look forward to you joining the Company! If you have any questions regarding this offer, please do not hesitate to contact me.

Daniel L. Reuvers Page 4

I look forward to hearing from you soon, and to welcoming you to the leadership of our Company.

Sincerely,

Tactile Systems Technology, Inc.

/s/ Peter H. Soderberg
Peter H. Soderberg
Chairman of the Board

I have read and accept the terms of this conditional offer of employment.

/s/ Daniel L. Reuvers	May 20, 2020
Daniel L. Reuvers	Date